Filed Pursuant to Rule 433
Registration No. 333-228913

Pricing Term Sheet – 2.696% Senior Notes due 2024

Issuer:	Sumitomo Mitsui Financial Group, Inc. (“SMFG”)

Securities Offered:	U.S.$2,000,000,000 aggregate principal amount of 2.696% senior notes due 2024 (the “Notes”)

Offer and Sale:	SEC registered

Expected Security Ratings:	A1 (Moody’s) / A- (S&P)

Denomination:	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

Offering Price:	100%

Pricing Date:	July 8, 2019

Settlement Date:	July 16, 2019

Maturity Date:	July 16, 2024

Redemption:	The Notes will only be redeemable at SMFG’s option, subject to prior confirmation of the Financial Services Agency of Japan (if such confirmation is required under applicable Japanese laws or regulations then in effect), upon the occurrence of certain changes in tax law, as set forth in the preliminary prospectus supplement dated July 8, 2019

Ranking of the Notes:	The Notes will constitute direct, unconditional, unsecured and unsubordinated general obligations of SMFG and will at all times rank pari passu without any preference among themselves and with all other unsecured obligations of SMFG, other than subordinated obligations of SMFG and except for statutorily preferred obligations

Coupon Payment Dates:	Payable semiannually in arrears on January 16 and July 16 of each year beginning on January 16, 2020. Such semiannual interest will amount to U.S.$13.48 per U.S.$1,000 in nominal amount of the Notes for each interest payment date

Spread to Benchmark:	T+85 bps

Coupon:	2.696%

Day Count Basis:	30/360, unadjusted

Business Day:	New York, London and Tokyo

Use of Proceeds:	SMFG intends to use the net proceeds of the offering to extend unsecured loans, intended to qualify as internal TLAC, to Sumitomo Mitsui Banking Corporation (“SMBC”) and SMBC intends to use the proceeds of the loans for general corporate purposes

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

Settlement:	DTC, Euroclear and Clearstream

CUSIP:	86562M BM1

ISIN:	US86562MBM10

Common Code:	202163084

Legal Entity Identifier:	35380028MYWPB6AUO129

Joint Lead Managers and Joint Bookrunners:	SMBC Nikko Securities America, Inc. Goldman Sachs & Co. LLC Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Senior Co-Managers:	Barclays Capital Inc. BofA Securities, Inc. Nomura Securities International, Inc.

Co-Managers:	Daiwa Capital Markets America Inc. HSBC Securities (USA) Inc. ING Financial Markets LLC Lloyds Securities Inc. Natixis Securities Americas LLC TD Securities (USA) LLC

Stabilization Manager:	SMBC Nikko Securities America, Inc.

Paying Agent:	The Bank of New York Mellon

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856, Goldman Sachs & Co. LLC at 1-212-902-1171 (Prospectus Department), Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533 or by calling SMFG’s investor relations department at 81-3-3282-8111.

No PRIIPs KID - No PRIIPs key information document (KID) has been prepared as not available to retail in EEA. See “PROHIBITION OF SALES TO EEA RETAIL INVESTORS” in the preliminary prospectus supplement dated July 8, 2019.

This notice does not constitute an offer to sell or a solicitation of an offer to buy or an advertisement in respect of Notes in any jurisdiction in Canada where such offer or solicitation or advertisement would be unlawful. The Notes will be offered only to purchasers purchasing, or deemed to be purchasing, as principal that are “accredited investors” as defined in National Instrument 45-106 Prospectus Exemptions or Section 73.3(1) of the Securities Act (Ontario) and are “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

Pricing Term Sheet – 3.040% Senior Notes due 2029

Issuer:	Sumitomo Mitsui Financial Group, Inc. (“SMFG”)

Securities Offered:	U.S.$2,500,000,000 aggregate principal amount of 3.040% senior notes due 2029 (the “Notes”)

Offer and Sale:	SEC registered

Expected Security Ratings:	A1 (Moody’s) / A- (S&P)

Denomination:	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

Offering Price:	100%

Pricing Date:	July 8, 2019

Settlement Date:	July 16, 2019

Maturity Date:	July 16, 2029

Redemption:	The Notes will only be redeemable at SMFG’s option, subject to prior confirmation of the Financial Services Agency of Japan (if such confirmation is required under applicable Japanese laws or regulations then in effect), upon the occurrence of certain changes in tax law, as set forth in the preliminary prospectus supplement dated July 8, 2019

Ranking of the Notes:	The Notes will constitute direct, unconditional, unsecured and unsubordinated general obligations of SMFG and will at all times rank pari passu without any preference among themselves and with all other unsecured obligations of SMFG, other than subordinated obligations of SMFG and except for statutorily preferred obligations

Coupon Payment Dates:	Payable semiannually in arrears on January 16 and July 16 of each year beginning on January 16, 2020. Such semiannual interest will amount to U.S.$15.20 per U.S.$1,000 in nominal amount of the Notes for each interest payment date

Spread to Benchmark:	T+100 bps

Coupon:	3.040%

Day Count Basis:	30/360, unadjusted

Business Day:	New York, London and Tokyo

Use of Proceeds:	SMFG intends to use the net proceeds of the offering to extend unsecured loans, intended to qualify as internal TLAC, to Sumitomo Mitsui Banking Corporation (“SMBC”) and SMBC intends to use the proceeds of the loans for general corporate purposes

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

Settlement:	DTC, Euroclear and Clearstream

CUSIP:	86562M BP4

ISIN:	US86562MBP41

Common Code:	202163106

Legal Entity Identifier:	35380028MYWPB6AUO129

Joint Lead Managers and Joint Bookrunners:	SMBC Nikko Securities America, Inc. Goldman Sachs & Co. LLC Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Senior Co-Managers:	Barclays Capital Inc. BofA Securities, Inc. Nomura Securities International, Inc.

Co-Managers:	Daiwa Capital Markets America Inc. HSBC Securities (USA) Inc. ING Financial Markets LLC Lloyds Securities Inc. Natixis Securities Americas LLC TD Securities (USA) LLC

Stabilization Manager:	SMBC Nikko Securities America, Inc.

Paying Agent:	The Bank of New York Mellon

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856, Goldman Sachs & Co. LLC at 1-212-902-1171 (Prospectus Department), Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533 or by calling SMFG’s investor relations department at 81-3-3282-8111.

No PRIIPs KID - No PRIIPs key information document (KID) has been prepared as not available to retail in EEA. See “PROHIBITION OF SALES TO EEA RETAIL INVESTORS” in the preliminary prospectus supplement dated July 8, 2019.

This notice does not constitute an offer to sell or a solicitation of an offer to buy or an advertisement in respect of Notes in any jurisdiction in Canada where such offer or solicitation or advertisement would be unlawful. The Notes will be offered only to purchasers purchasing, or deemed to be purchasing, as principal that are “accredited investors” as defined in National Instrument 45-106 Prospectus Exemptions or Section 73.3(1) of the Securities Act (Ontario) and are “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.